Exhibit 8.1


                             DAVIS POLK & WARDWELL
                              450 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10017


                                                           July 8, 2003


LaSalle Funding LLC
135 South LaSalle Street
Chicago, Illinois 60603


Ladies and Gentlemen:

     We have acted as tax counsel to LaSalle Funding LLC, a limited liability company organized under the laws of Delaware, in connection with the preparation and filing of a prospectus supplement dated June 25, 2003 (the "Prospectus Supplement") to a prospectus dated June 19, 2003, filed with the Securities and Exchange Commission as part of registration statement number 333-104778 on Form F-3 (the "Registration Statement"). This opinion is being furnished in accordance with the requirements of Item 601(b)(8) of Regulation S-K of the Securities Act of 1933, as amended (the "Act").

     We have reviewed the discussion contained under the heading "Certain United States Federal Income Tax Consequences" in the Prospectus Supplement and confirm that it sets forth in full our opinion as to the material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes offered pursuant to the Prospectus Supplement, subject to the conditions and limitations set forth therein.

     We hereby consent to the inclusion of this opinion and to the references to us under the heading "Certain United States Federal Income Tax Consequences" in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                               Very truly yours,

                                               /s/ Davis Polk & Wardwell
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                                               Davis Polk & Wardwell